Exhibit 10.1(m)(4)

AMENDMENT NO. 2 TO THE

TRUST AGREEMENT FOR RABBI TRUST B

WHEREAS, Sensient Technologies Corporation (the “Company”) is obligated under certain non-qualified plans and/or agreements (the “Plans”) to make certain deferred and other payments to certain present, future and former directors and executives of the Company who have satisfied the eligibility requirements of such Plans, and for purposes of assuring that certain of such payments are made in satisfaction of certain of such obligations the Company has established a trust in the form of this rabbi trust (commonly referred to as “Rabbi Trust B”) which is subject to the claims of the Company’s existing or future general creditors;

WHEREAS, the Company desires to amend Section 3.01(d) of Rabbi Trust B to provide that the Trustee may make a distribution from Rabbi Trust B for the payment of taxes in compliance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”); and

WHEREAS, the Company desires to amend Schedule A to update the list of plans covered by Rabbi Trust B, and to specifically acknowledge the frozen and ongoing status of certain plans covered by Rabbi Trust B that were established in conjunction with Section 409A.

NOW, THEREFORE, the trust agreement for Rabbi Trust B is hereby amended as follows, effective as of October 16, 2008:

1.	Section 3.01(d) of Rabbi Trust B is hereby amended to add a new, second paragraph to read as follows:

“Notwithstanding the above, subject to the terms of the Plans, the Trustee may pay to an Executive a portion of the Trust Corpus:

(i)	to satisfy the Executive’s obligation to pay state, local or foreign taxes as well as an additional amount to satisfy the Executive’s obligation to pay the taxes incurred as a result of such payment, including any federal, state or local income taxes and the Executive’s portion of any employment taxes;

(ii)	to satisfy the Executive’s portion of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”)) as well as an additional amount to satisfy the Executive’s obligation to pay any federal, state, local or foreign income taxes incurred as a result of such payment; and/or

(iii)	if the Executive has an obligation to include amounts in income as a result of Section 409A of the Internal Revenue Code of 1986.”

2.	Schedule A of Rabbi Trust B is hereby amended in its entirety to read as follows:

“Schedule A

(As of October 16, 2008)

1.	Sensient Technologies Corporation Management Income Deferral Plan

2.	Sensient Technologies Corporation Frozen Management Income Deferral Plan

3.	Sensient Technologies Corporation Executive Income Deferral Plan

4.	Sensient Technologies Corporation Frozen Executive Income Deferral Plan

5.	Sensient Technologies Corporation Supplemental Executive Retirement Plan A, entered into between Sensient Technologies Corporation and certain Executives from time to time.

6.	Sensient Technologies Corporation Frozen Supplemental Executive Retirement Plan A, entered into between Sensient Technologies Corporation and certain Executives.

7.	Sensient Technologies Corporation Supplemental Executive Retirement Plan B, entered into between Sensient Technologies Corporation and certain Executives from time to time.

8.	Sensient Technologies Supplemental Benefit Plan

9.	Sensient Technologies Frozen Supplemental Benefit Plan

10.	Supplemental Retirement Program for Corporate Officers of Universal Group, Limited”

IN WITNESS WHEREOF, this Amendment has been duly executed the 18th day of December, 2008.

SENSIENT TECHNOLOGIES CORPORATION

By	/s/ Douglas S. Pepper
Douglas S. Pepper
Vice President — Administration

MARSHALL & ILSLEY TRUST COMPANY

By	/s/ Steven Grieb
Steven Grieb
Vice President